            Exhibit 19.01
EASTMAN CHEMICAL COMPANY

Insider Trading Policy

Purpose and Objective
The Eastman Chemical Company (“Eastman” or the “Company”) Insider Trading Policy (this “Policy”) is intended to: (i) reinforce compliance with applicable federal and state securities laws by the Company and its subsidiaries, and all directors, officers and employees thereof; and (ii) prevent improper trading in Eastman securities or those of Eastman joint venture partners, suppliers, customers and others with which the Company and its subsidiaries may have contractual relationships or may be negotiating transactions. In addition, this Policy outlines potential legal consequences and disciplinary actions for trading on the basis of material nonpublic information or sharing such information with others who may do so.

I.BACKGROUND

A.Scope

This Policy applies to members of the Board of Directors, executive officers, employees, independent consultants and contractors of the Company and its subsidiaries (collectively, the “Company Persons” and each a “Company Person”).

Except as set forth explicitly in Section IV below, this Policy applies to any and all transactions in Eastman’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue, including securities exchangeable into the Company’s securities, whether or not issued by the Company, such as exchange-traded options (collectively, “Eastman Securities”). This Policy also applies to transactions in the securities of other public companies. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan or otherwise.

B.General

Transacting in Eastman Securities while aware of material nonpublic information, or the disclosure of such information to others who may trade on the basis of that information (“tipping”), is prohibited by federal and state securities laws. In addition, Eastman and its directors and officers could be penalized as controlling persons of employees who trade on material nonpublic information even if not involved in the prohibited activities where the Company has failed to take appropriate steps to prevent such trading.

C.Legal Penalties
The penalties for insider trading are severe, and can include disgorgement of unlawful profits from, or losses avoided as a result of, trading or tipping, civil penalties of up to three times the profit gained or loss avoided, being barred from service as an officer or director of a public company, criminal fines of up to $5,000,000 for individuals and/or a jail term of up to 20 years.
D.Eastman Disciplinary Action

            Exhibit 19.01
In addition to the legal penalties described above, disciplinary action for violation of this Policy may include termination of employment.
II.STATEMENT OF POLICY

A.Restrictions on Trades in Eastman Securities and Use of Company Information
In the course of performing their job duties, Company Persons may come into possession of confidential, proprietary, and highly sensitive information concerning not only Eastman but also subsidiaries, joint venture partners, suppliers, customers, and others with which the Company and its subsidiaries may have contractual relationships or may be negotiating transactions. Much of this information has the potential to affect the market price of securities issued by the companies involved and, as such, may be material information.
No Company Person may, while in possession of material non-public information about the Company:
•trade, donate or otherwise engage in any transactions, directly or indirectly, in any Company Securities, except as described elsewhere in this Policy;
•make recommendations or express opinions about trading in Eastman Securities on the basis of such information;
•engage in tipping with any third party, including Family Members (as defined below); or
•assist anyone in the above activities.

B.What is Material Nonpublic Information
Information is generally considered “material” if there is a reasonable likelihood that an investor would consider it important in making investment decisions, or if the information is reasonably certain to have an effect on the price of a company’s securities. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions have the benefit of hindsight.
Examples of material information may include, among other things: financial results; strategic plans, including the timing of new products or services; the public or private sale of a significant amount of securities of the Company; significant capital investment plans; a significant cybersecurity incident or investigation of a potential incident; negotiations concerning mergers, acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments, projections or prospects; a change in control or a significant change in management; impending securities splits; dividend changes and significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto.
Information about the Company is considered “nonpublic” information until it is disseminated in a manner calculated to reach the marketplace through recognized channels of distribution and public investors have had a reasonable period of time to react to the information. Generally, information which has not been available to the investing public for at least two (2) full trading days (as defined below) is considered to be nonpublic. Recognized channels of distribution include, among others, Company press releases, Forms 8-K, 10-Q or 10-K, prospectuses and the Company’s website at Eastman.com.
If in doubt as to whether information is public or material, please contact the Office of the Corporate Secretary at ______________________________.

            Exhibit 19.01
C.Safeguarding Material Nonpublic Information
All Company Persons must maintain the confidentiality of material nonpublic information to comply with federal and state securities laws and for competitive, security and other business reasons. In addition to the prohibition against transacting in Eastman Securities while in possession of material nonpublic information or tipping such information to others, federal and state securities laws prohibit the selective disclosure of material nonpublic information.
Company Persons should not disclose any material nonpublic information (or any other confidential information) to others except persons within the Company who have a need to know or third-party agents of the Company (e.g., lawyers, accountants, investment bankers) whose positions or responsibilities require knowledge of the information. Material nonpublic information should not be conveyed to a third-party agent until an express understanding has been reached that such information: (i) is not to be used for trading purposes; and (ii) may not be further disclosed except as authorized by the Company. Prior to disclosing such information to a third-party agent, please consult with the Legal Department to inquire whether a written Confidentiality or Nondisclosure Agreement is required.
D.Restrictions on Trading in Securities of Other Public Companies
Company Persons who, in the course of service to Eastman, learn of material nonpublic information about another company (i) with which Eastman does business, such as the Company’s joint venture partners, suppliers, customers and others, or (ii) that is involved in a potential transaction or business relationship with the Company, owe a duty to keep confidential any such information, and consequently may not trade in securities of the Company or such third party based upon such information until the information becomes public or is no longer material. It is a violation of this Policy for any director, officer or employee to buy or sell securities while in possession of material, nonpublic information regarding the issuer of such securities.
From time to time Company Persons may express an interest in purchasing, for their own account, shares of stock of entities in which Eastman has an ownership interest in connection with Eastman ventures, including companies in which Eastman is a minority shareholder or joint venture companies in which Eastman is a partner or owner. Under the right circumstances, this can be considered an expression of confidence in ventures in which Eastman has played an important role. Any such personal investments should be made with care, mindful of the potential appearance of a conflict that such investments could create and made at a time when the employee is not in possession of material nonpublic information.
E.Restrictions on People and Entities Close to Company Persons
Except as otherwise agreed to in writing by the Company, this Policy and the procedures herein also apply to the Family Members of Company Persons and the securities transactions of such persons (including corporations, limited liability companies, partnerships, other entities, trusts and estates) or accounts over which Company Persons (or such person’s Family Members) exercise investment discretion or control (such as a person’s service as an officer or partner of an organization or as a fiduciary of a trust that trades securities). “Family Members” means a person’s spouse, partner, minor children, adult children primarily dependent for financial support and any relatives living in such person’s home.
F.Prohibitions on Hedging, and Speculative Transactions in Eastman Securities
Insiders are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of Eastman Securities. Notwithstanding the foregoing, Company Persons may

            Exhibit 19.01
exercise stock options granted by Eastman in accordance with this Policy, other Company policies and the terms of the applicable stock option grant.
In addition, Insiders may not engage in Short Sales of Eastman Securities. A “Short Sale” is the sale of securities that are not then owned by the person selling such securities. In other words, the seller borrows and then sells the securities with the hope that the price of the securities will fall and allow that seller to repurchase and return the borrowed securities at a lower price. Thus, a Short Sale of Eastman Securities puts the best interest of the Company and its stockholders (i.e., an increase in the price of the security) in conflict with the short seller’s potential for personal gain (i.e., a decrease in the price of the security).

G.Pledging of Securities, Margin Accounts
Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when a director, officer or employee possesses material nonpublic information or is otherwise not permitted to trade in Eastman Securities, the Company prohibits Company Persons from pledging Eastman Securities in any circumstance, including by purchasing Eastman Securities on margin, holding Eastman Securities in a margin account or pledging Eastman Securities as collateral for a loan.
H.Transactions by the Company
From time to time, Eastman may engage in transactions in its own securities. It is Eastman’s policy to comply with all applicable securities and state laws when engaging in transactions in Eastman’s securities.

III.ADDITIONAL PROCEDURES FOR DIRECTORS AND CERTAIN EMPLOYEES
Eastman has adopted the following additional procedures for “Insiders”, who include members of the Board of Directors, executive officers and certain other employees of the Company, as identified by Law Department in consultation with senior management, who regularly may have access to material nonpublic information about the Company. The Office of the Corporate Secretary will inform officers and other employees if they have been designated as an Insider for purposes of these additional procedures.
A.Trading Window and Blackout Periods
Insiders are generally permitted to engage in transactions in Eastman Securities outside of the period commencing on the eighth calendar day of the last calendar month of each fiscal quarter through the second trading day following the Company’s earnings release (each, a “blackout period”). Thus, the “trading window” runs from the third trading day following an earnings release through the seventh calendar day of the last calendar month of each fiscal quarter. In other words, if the Company releases earnings on a Thursday after the market closes, the trading window would open on the following Tuesday, provided the New York Stock Exchange is open for trading on the intervening Friday and Monday. For purposes of this Policy , “trading day” is defined as a day on which the New York Stock Exchange is open for trading. These trading windows are not “safe harbors” that ensure compliance with federal and state securities laws. Transactions in Eastman Securities during open trading windows are permitted only if the Insider is not aware of any material nonpublic information at the time of the trade.

            Exhibit 19.01
B.Event-Specific Blackout Periods
From time to time, significant events or developments may occur that require the Chief Legal Officer and Corporate Secretary or the Office of the Corporate Secretary to designate an unplanned blackout period (an “Event-Specific Blackout Period”) for individuals with knowledge of the significant event or development (the “designated persons”). So long as the event or development remains material and nonpublic, the designated persons may not transact in Eastman Securities. Any person made aware of the existence of the Event-Specific Blackout Period shall not disclose the existence of the Event-Specific Blackout Period to any other person.

C. Pre-Clearance Procedures
All transactions in Eastman Securities by an Insider must be pre-cleared through the Chief Legal Officer and Corporate Secretary or the Office of the Corporate Secretary prior to the transaction; provided however, that all transactions in Eastman Securities by a non-executive director shall be approved by the Chief Legal Officer and Corporate Secretary as well as the Chief Executive Officer.
Insiders should submit their requests for pre-clearance through _________________________ at least one business day prior to date such person wants to trade in order to give sufficient time for review of the request. An Insider’s request should indicate the type of transaction (e.g., purchase, sale, gift, option exercise) and the anticipated trading date. As part of the request, an Insider must certify that he or she is not in possession of material nonpublic information about Eastman. Pre-clearance of a trade is valid for three business days, during which time the requested transaction is permitted unless the Insider becomes aware of material nonpublic information during that time. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the three-business day period must be pre-cleared again prior to execution.
Insiders that are subject to Section 16 of the Securities Exchange Act of 1934, as amended (i.e., those directors and executive officers who have filed a Form 3 and are required to file Forms 4 and 5), are reminded of their reporting obligations and possible liability to Eastman for “short-swing profits” for transactions in Eastman stock or options. Such individuals shall notify the Chief Legal Officer and Corporate Secretary or the Office of the Corporate Secretary as soon as possible following a transaction in Eastman Securities, but in any event within one business day after a transaction in Eastman Securities. These pre-clearance procedures will help us assist Insiders in complying with their Section 16 obligations. If you have any questions in this regard, please contact the Office of the Corporate Secretary before effecting a transaction in Eastman Securities.

IV.CERTAIN TRANSACTIONS NOT SUBJECT TO TRADING RESTRICTIONS
A.    Rule 10b5-1 Plans
Transactions by a Company Person under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 of the Securities Exchange Act of 1934 (a “10b5-1 Plan”) will not be subject to the Blackout Periods and pre-clearance provisions set forth in this Policy so long as:

1.The 10b5-1 Plan (and any revision or amendment thereto) was not entered into when a blackout period was in effect;

            Exhibit 19.01

2.The 10b5-1 Plan (and any revision or amendment thereto) includes written representations by the Company Person certifying that he or she (i) is not aware of material nonpublic information about Eastman or its securities; and (ii) is adopting or amending the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b5-1;

3.The 10b5-1 Plan (i) explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formulas describing such transactions; or (ii) gives a third-party the discretionary authority to execute such purchases and sales outside the control of the Insider, so long as such party does not possess any material nonpublic information about the Company;

4.The 10b5-1 Plan includes a “cooling-off period” between the date the 10b5-1 Plan is adopted or amended and when the first transaction under the plan commences. For officers and directors, the cooling-off period is the later of (i) 90 days after the adoption or amendment of the 10b5-1 Plan; or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. With respect to persons other than officers and directors, the applicable cooling-off period is 30 days after the adoption or amendment of the 10b5-1 Plan;

5.If the 10b5-1 Plan is meant to effect a single transaction, the Company Person may not have had another single-trade plan (10b5-1 or otherwise) during the prior 12-month period; and

6.The 10b5-1 Plan (and any revision or amendment thereto) has been reviewed and approved by the Chief Legal Officer and Corporate Secretary or the Assistant Corporate Secretary.

Under SEC rules, Eastman will be required to provide quarterly disclosure on Forms 10-Q and 10-K of (i) whether any officer or director has adopted, amended or terminated a 10b5-1 Plan or non-Rule 10b5-1 trading arrangement; and (ii) a description of the material terms of each plan, including the name and title of the officer or director; the date the plan was adopted, amended or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan (price terms are not required to be disclosed).
B.    Dividend Reinvestment Plans
The prohibitions set forth herein do not apply to purchases of Eastman stock under the Eastman dividend reinvestment plan that result from your reinvestment of dividends paid on Eastman stock held in such plan. This prohibition does apply, however, to other purchases of Eastman stock under the plan that result from additional contributions you choose to make to the dividend reinvestment plan, or to increases or decreases in your level of participation in the plan. This prohibition also applies to your sale of any Eastman Securities purchased pursuant to the plan.

            Exhibit 19.01
V.POST SEPARATION TRANSACTIONS

This Policy continues to apply to transactions in Eastman Securities after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, or if the Company’s trading window is closed at the time of termination, that individual may not trade in Eastman Securities until any such material nonpublic information has become public or is no longer material and/or the Company’s trading window has opened. The pre-clearance procedures specified in Section III.C above, however, will cease to apply to transactions in Eastman Securities upon the opening of the Company’s trading window and/or expiration of any Event-Specific Blackout Period.

VI.REPORTING OF VIOLATIONS
Any Company Person who believes he or she may have violated this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Company Person, must report the violation immediately to the Chief Legal Officer or the Managing Director – Global Corporate Compliance Officer. Upon determining that any such violation has occurred, the Chief Legal Officer, in consultation with the Company’s Disclosure Committee, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

VII.STOCK OWNERSHIP GUIDELINES
Eastman believes that, in order to align the interests of management and the Board of Directors with those of its shareholders, it is important that the officers and directors hold a meaningful ownership position in Eastman common stock. To achieve this alignment, Eastman has established the following formal stock ownership guidelines.

Position	Minimum Ownership Requirement
Chief Executive Officer	5 times annual base salary
Section 16 Officers (other than the CEO)	2.5 times annual base salary
Non-management Directors	5 times annual retainer

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If you have any questions about this Policy or its application, please contact the Office of the Corporate Secretary at ________________________with any questions or concerns. You should discuss any questions with respect to the applicability of this Policy to any information or securities transaction before effecting any such transaction.